As filed with the Securities and Exchange Commission on October 28, 2005.

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Rexahn Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	11-3516358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9620 Medical Center Drive Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

 Rexahn Pharmaceuticals, Inc. Stock Option Plan
(Full title of the plan)

Tae Heum Jeong
Chief Financial Officer and Secretary
Rexahn Pharmaceuticals, Inc.
9620 Medical Center Drive
Rockville, Maryland 20850
(240) 268-5300
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Hwan Kim, Esq.
Chadbourne & Parke LLP
1200 New Hampshire Avenue, N.W.
Washington, DC 20036
(202) 974-5600

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $.0001 per share	6,992,500 shares	$3.13	$21,886,525	$2,577

(1)
The shares of Common Stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this registration statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), such additional number of shares of the Registrant's Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar events.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the lowest bid and highest asked price on October 25, 2005, as reported on The Over-The-Counter Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Rexahn Pharmaceuticals, Inc. (the "Company") with the Commission are hereby incorporated by reference into this registration statement as of their respective dates:

(a)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 of the Company (File No. 000-50590);

(b)	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 of the Company;

(c)	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005 of the Company;

(d)	Current Reports on Form 8-K of the Company filed with the Commission on January 18, 2005, January 21, 2005, February 7, 2005, May 16, 2005, June 17, 2005, August 11, 2005 and September 15, 2005; and

(e)	The description of the Company's Common Stock contained in Item 8.01 of the Company's Current Report on Form 8-K filed with the Commission on May 16, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

This Item is not applicable.

Item 5. Interests of Named Experts and Counsel.

This Item is not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

Article Seventh of the Company's Amended and Restated Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company, subject to certain limitations. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The DGCL provides for indemnification of directors, officers, employees and agents subject to limitations. Section 14 of Article III of the Company's Amended and Restated Bylaws and the appendix to the Company's Amended and Restated Bylaws provide for the indemnification of directors, officers, employees and agents under certain circumstances and upon satisfaction of certain conditions to the extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed.

This Item is not applicable.

Item 8. Exhibits.

4.1
Amended and Restated Certificate of Incorporation, filed as Appendix G to the Company's Definitive Proxy Statement on Schedule 14A (File No. 000-50590) dated April 29, 2004, is incorporated herein by reference.

4.2	Amended and Restated Bylaws, filed as Appendix H to the Company's Definitive Proxy Statement on Schedule 14A (File No. 000-50590) dated April 29, 2004, is incorporated herein by reference.

4.3	Specimen Certificate for the Company's Common Stock, par value $.0001 per share.

4.4	Rexahn Pharmaceuticals, Inc. Stock Option Plan, as amended.

4.5.1	Form of Stock Option Grant Agreement for Employees.

4.5.2	Form of Stock Option Grant Agreement for Non-Employee Directors and Consultants.

5	Opinion of Chadbourne & Parke LLP as to the legality of any newly issued shares of Common Stock of the Company covered by this registration statement.

23.1	Consent of Lazar, Levine & Felix, LLP, independent registered public accounting firm.

23.2	Consent of SF Partnership, LLP, independent registered public accounting firm.

23.3	Consent of Chadbourne & Parke LLP, contained in its opinion field as Exhibit 5 to this registration statement.

24	Power of Attorney (Included on signature page of the registration statement).

Item 9. Undertakings.

The Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)   Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)  Include any additional or changed material information on the plan of distribution;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, Maryland, on October 21, 2005.

REXAHN PHARMACEUTICALS, INC.

By	/s/ Chang H. Ahn
Name: Chang H. Ahn
Title: Chairman, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chang H. Ahn and Tae Heum Jeong, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power to them and each of them (including the full power of substitution and resubstitution), for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments and supplements) to this registration statement to be filed by REXAHN PHARMACEUTICALS, INC. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Chang H. Ahn	Chairman and Chief Executive Officer
Chang H. Ahn	and Director (principal executive officer)	October 21, 2005

/s/ Tae Heum Jeong	Chief Financial Officer and Secretary
Tae Heum Jeong	and Director (principal financial and accounting officer)	October 21, 2005

/s/ Inok Ahn	Treasurer and Director
Inok Ahn		October 21, 2005

/s/ John Holaday	Director
John Holaday		October 20, 2005

/s/ David McIntosh	Director
David McIntosh		October 17, 2005

/s/ Young-Soon Park	Director
Young-Soon Park		October 21, 2005

EXHIBIT INDEX

4.1
Amended and Restated Certificate of Incorporation, filed as Appendix G to the Company's Definitive Proxy Statement on Schedule 14A (File No. 000-50590) dated April 29, 2004, is incorporated herein by reference.

4.2	Amended and Restated Bylaws, filed as Appendix H to the Company's Definitive Proxy Statement on Schedule 14A (File No. 000-50590) dated April 29, 2004, is incorporated herein by reference.

4.3	Specimen Certificate for the Company's Common Stock, par value $.0001 per share.

4.4	Rexahn Pharmaceuticals, Inc. Stock Option Plan, as amended.

4.5.1	Form of Stock Option Grant Agreement for Employees.

4.5.2	Form of Stock Option Grant Agreement for Non-Employee Directors and Consultants.

5	Opinion of Chadbourne & Parke LLP as to the legality of any newly issued shares of Common Stock of the Company covered by this registration statement.

23.1	Consent of Lazar, Levine & Felix, LLP, independent registered public accounting firm.

23.2	Consent of SF Partnership, LLP, independent registered public accounting firm.

23.3	Consent of Chadbourne & Parke LLP, contained in its opinion field as Exhibit 5 to this registration statement.

24	Power of Attorney (Included on signature page of the registration statement).